UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 6, 2006
IVANHOE ENERGY INC.

(Exact name of registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

Suite 654 – 999 Canada Place Vancouver, BC, Canada	V6C 3E1

(Address of Principal Executive Office)	(Zip Code)
(604) 688-8323

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14A-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
     On October 30, 2006, Ivanhoe Energy (USA) Inc. (the “Borrower”), a wholly owned subsidiary of Ivanhoe Energy Inc. (the “Parent”), entered into a Credit Agreement (the “Credit Agreement”) with LaSalle Bank N.A. as administrative agent and issuing lender and the other lenders thereto (the “Lenders”). The Credit Agreement provides for a total borrowing base of US$15 million with an Initial Borrower Base of US$8 million, which will be available for the development of oil and gas properties, general corporate purposes and the commencement of engineering of HTL commercial facilities. The obligations are further guaranteed by the Parent and its other subsidiaries and secured under the security documents delivered therein.
     Under the Credit Agreement, Borrower may request from Lenders either a base rate loan (the “Base Rate Loan”), which bears interest based at the Base Rate plus the Applicable Margin or a LIBOR loan (the “LIBOR Loan,” together with the Base Rate Loan, the “Loans”), which bears interest based on LIBOR plus the Applicable Margin. Borrower may also elect to, upon irrevocable written notice to the administrative agent, convert Loans into Loans of any other interest rate type, either Base Rate or LIBOR, or continue loans past the interest period expiration date.
     Each loan shall bear interest on the aggregate outstanding principal amount from the applicable borrowing date or the date of conversion/continuation at a rate per annum equal to the lesser of (A) LIBOR or the Base Rate, as the case may be, plus the Applicable Margin or (B) as of a particular date, the maximum nonusurious interest rate that under applicable federal and state law may then be contracted for, charged or received by Lenders in connection with the obligations. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
     The Credit Agreement has a final maturity date on either the earlier of the date that is two years after the date of the Credit Agreement or the date on which the Lenders commitments terminate in accordance with the provisions of the Credit Agreement.
     Borrower may at any time or from time to time prepay the Loans without premium or penalty upon irrevocable notice to the administrative agent.
     The Credit Agreement contains customary representations and warranties and affirmative and negative covenants including, among others: maintenance of proper books and records and delivery of financial statements and other reports, including a reserve report; preservation of existence; maintenance of property; maintenance of insurance with respect to its properties and business; payment of its obligations; compliance with laws; delivery of valid title information; compliance with ERISA and environmental laws; maintenance of its primary operative and depository accounts; authorized use of proceeds of the Loans; limitations on liens; limited disposition of assets; limitation on indebtedness; restrictions on transactions with affiliates; restrictions on disposition of assets; restrictions on consolidations and mergers; restrictions on margin stock; limitations on restricted payments and restrictive agreements; restrictions on a change in business and corporate structure and accounting treatment or reporting practices; restrictions on derivative contracts; restrictions on contingent obligations and restrictions on loans and investments.
     The Credit Agreement provides for customary events of default including, among other things: non-payment; breach of any representation or warranty; failure to perform or observe any term or covenant contained in the Credit Agreement; cross-default; insolvency or voluntary proceedings; involuntary proceedings; change of control; loss of permit; adverse change; revocation or invalidation of a guaranty; failure to observe, perform or comply with a material agreement; monetary judgment defaults of a specified amount; the existence of environmental claims and ERISA defaults.
     A copy of the Credit Agreement will be filed in conjunction with Ivanhoe Energy Inc.’s 10-K filing.
Section 2 — Financial Information
Item 2.03 Creation of an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     As of today’s date the only borrowing made by the Borrower under the Credit Agreement is a borrowing for US$1.5 million made on November 1, 2006.
Section 8 — Other Events
Item 8.01 Other Events.
     On November 6, 2006, Ivanhoe Energy Inc. appointed Chicago-based LaSalle Bank N.A. its lead corporate bank for its business transactions worldwide.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
Exhibits:
99.1 Press Release dated November 6, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IVANHOE ENERGY INC.
Date: November 13, 2006	By:	/s/ W. Gordon Lancaster
		Name:	W. Gordon Lancaster
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description

99.1	Press Release dated November 6, 2006